Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

The Beachbody Company, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
	The Beachbody Company, Inc.
Fees to Be Paid	Debt	Debt securities	Rule 457(o)	(1)	(1)		(1)	0.00014760	(1)
Fees to Be Paid	Equity	Common Stock	Rule 457(o)	(1)	(1)		(1)	0.00014760	(1)
Fees to Be Paid	Equity	Preferred Stock	Rule 457(o)	(1)	(1)		(1)	0.00014760	(1)
Fees to Be Paid	Other	Units	Rule 457(o)	(1)	(1)		(1)	0.00014760	(1)
Fees to Be Paid	Other	Warrants	Rule 457(o)	(1)	(1)		(1)	0.00014760	(1)
Fees Previously Paid	N/A	—	—	—	—		—		—
Carry Forward Securities
Carry Forward Securities	N/A	—	—	—			—			—	—	—	—
	Total Offering Amounts				$50,000,000	(2)	—		—
	Total Fees Previously Paid				—				—
	Total Fee Offsets				—				—
	Net Fee Due				$7,380.00(3)				—

(1)	An unspecified number of securities or aggregate principal amount, as applicable, is being registered as may from time to time be offered at unspecified prices.
(2)

Estimated solely for the purpose of calculating the registration fee. No separate consideration will be received for shares of common stock that are issued upon conversion of debt securities or preferred stock or upon exercise of common stock warrants registered hereunder. The aggregate maximum offering price of all securities issued pursuant to this registration statement will not exceed $50,000,000.

(3)	The registration fee has been calculated in accordance with Rule 457(o) under the Securities Act of 1933, as amended.